EXHIBIT 99.1

Recent Developments

         SMLX Technologies, Inc. is engaged in the business of developing technical solutions for the medical, dental and other industries. Since October 1, 2001, SMLX has focused on the marketing and/or licensing of its intradermal cosmetic line of products. Revenues from the marketing of these products comprised approximately 90% of SMLX's total revenues during the three months ended March 31, 2002.

         In order to facilitate its efforts to establish its cosmetic products which are marketed under the "ARETHREE" and "GeneR3ations" brands, SMLX created ARETHREE, Inc. a wholly-owned subsidiary, and transferred all of its cosmetic and transdermal product line assets to ARETHREE. In January 2002, ARETHREE entered into a distribution agreement with Fairpax International ("Fairpax") which grants Fairpax exclusive rights to sell ARETHREE's intradermal cosmetics in Japan, Korea, Taiwan, Hong Kong, China, The Philippines, Malaysia, Thailand, Indonesia, Singapore, Australia and New Zealand. This distribution agreement runs for seven years and requires Fairpax to purchase a minimum amount of products which increases from $1,000,000 in the first year of the agreement to $3,500,000 in the last year.

         ARETHREE has also hired John K. Burke of the firm Talent & Energy as president of ARETHREE and his firm as a marketing consultant for its cosmetic product line. Mr. Burke previously worked for Vector Technologies, Inc. ("Vector"), SMLX's former distributor of these products. ARETHREE's marketing plans for its cosmetic product line during the remainder of 2002 include the airing of an existing infomercial for the products on cable and local television programming, development and airing of a one minute radio and television commercials regarding the products, marketing the products on QVC, and development of a translation of the existing infomercial for broadcast on Univision's Spanish language television.

         ARETHREE also intends to actively pursue potential distributors for its cosmetic products in Canada and the United States, including distribution agreements with department stores and spa service providers which have expressed interest in the products.


Risks Related to Our Business

We Have A Limited Operating History

         We have a limited operating history, which makes it difficult to evaluate our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. If we do not effectively address the risks we face, our business, financial condition or results of operations could be materially adversely affected.



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We Have A History of Losses And A Substantial Accumulated Deficit And May Never
Reach Profitability

         To date, we have been unable to generate revenue sufficient to be profitable on a consistent basis. Consequently, we have sustained substantial losses. Net loss for the three months ended March 31, 2002 was $234,030 and net losses for the years ended December 31, 2001 and 2000 were $625,642 and 564,646, respectively. Our accumulated deficits as of March 31, 2002, December 31, 2001 and December 31, 2000 were $3,484,886, $3,250,856 and $2,625,214, respectively.
Our products and services may never achieve the commercial acceptance necessary to sustain a level of revenues needed to be profitable in the future or, if profits are achieved, that it will be sustained.

We Will Need Additional Capital To Support Our Operations, Which May Be Unavailable Or Costly

         We anticipate that revenues generated from new distribution agreements and either the sale of SMLX's transdermal drug delivery technology or future loans will permit us to meet our capital and operational requirements through the end of 2002. However, we base this expectation on our current operating plan that may change as a result of many factors. Accordingly, we could require additional funding sooner than anticipated. Our cash needs may also vary from our current expectations because of numerous factors, including:

          o the success of our distribution agreement negotiations for our cosmetic products;
          o    the success of our efforts to market our cosmetic products;
          o    costs of pending SMLX litigation ;

          We will need substantial funds of our own or from third parties to:

          o market (or have marketed) and manufacture (or have manufactured) our cosmetic products;
          o    pay certain governmental fines previously assessed against SMLX;
               and
          o repay certain short term loans made to us by shareholders of SMLX, including the Robertson & Partners Loan.

         Our existing capital resources may not be sufficient to fund our operations until such time as we may be able to generate sufficient revenues to support our operations. We have limited credit facilities and no other committed source of capital. To the extent that our capital resources are insufficient to meet our future capital requirements, we will have to raise additional funds to continue our development programs. We may not be able to raise such additional capital on favorable terms, or at all. If we raise additional capital by selling our equity or convertible debt securities, the issuance of such securities could result in dilution of our shareholders' equity positions. If adequate funds are not available, we may have to:

          o    terminate or curtail operations significantly; or



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          o    obtain funds through entering into collaboration agreements or settlements on unattractive terms.

     The inability to raise capital would have a material adverse effect on SMLX.

We Are Dependent On One Product Line Which Has Not Yet Gained And May Not Gain Broad Market Acceptance

         Currently, substantially all of our revenues are derived from the sales of our cosmetic product line. For the three months ended March 31, 2002, this product line accounted for approximately 90% of our revenues. Although SMLX intends to continue to pursue the licensing or sale of its transdermal medical technology, it does not have the resources to continue to develop that technology on its own. Additionally, SMLX does not anticipate that sales of its dental airbrator or other products will generate significant revenues in the near term.

         We also depend substantially on third party distributors to secure shelf space in departments stores and other points of sale for the marketing of our cosmetic products. In the event that we are unable to enter into additional distribution agreements, we will be dependent solely on our television infomercial efforts to develop demand for our cosmetic products and it may be difficult to achieve broad market acceptance for these products through this medium.

            Our cosmetic products compete with a number of well known established product lines such as Clinique, Estee Lauder and La Prairie which are manufactured and marketed by major cosmetic companies. Our products may also compete with new products currently under development by others or with products which may cost less than our products. This competition may make it difficult for our products to gain significant market acceptance.

           Failure to gain significant market acceptance for our cosmetic products will make it difficult to generate immediate revenues from sales of these products. In that case, if we are unable to generate income from alternate sources such as the sale of our transdermal medical technology or through additional infusions of capital from investors, we will have insufficient assets to meet our obligations.

We Depend On Third Parties For The Manufacturing Of Our Products

         Neither we nor our subsidiary ARETHREE has and does not intend to establish in the foreseeable future significant internal commercial scale manufacturing capabilities. Rather, we intend to use the facilities of our manufacturers to manufacture commercial quantities of our products. Our dependence on third parties for the manufacture of our products may adversely affect our ability to deliver such products on a timely and competitive basis. There may not be sufficient manufacturing capacity available to us when we require commercial sales of our products.



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We May Be Unable to Adequately Protect Or Enforce Our Intellectual Property
Rights

         The success of our cosmetic product line depends significantly upon our proprietary product formulations. Although we do not own any patents with respect to these formulations, we rely on a combination of copyright and trademark laws, trade secrets, confidentiality agreements with employees and third parties and protective contractual provisions to protect our proprietary rights. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products or services or obtain and use information that we regard as proprietary. In addition, others could possibly independently develop substantially equivalent intellectual property. If we do not effectively protect our intellectual property, our business could suffer. Companies in the our industry have resorted to litigation regarding intellectual property rights. We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties' proprietary rights. From time to time, we have received, and we may receive in the future, notice of claims of infringement of other parties' proprietary rights. Any such claims could be time-consuming, result in costly litigation, divert management's attention, cause product or service release delays, require us to redesign our products or services or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on acceptable terms or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could suffer.

We Are Subject to Legal Proceedings

            From time to time we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of third-party trademarks and other intellectual property rights by us.

            Pending claims against us include a case brought by Vector, the former licensee of our transdermal medical technology and distributor of our cosmetic products. In its complaint, Vector seeks specific performance, and its claims include a claim for damages in excess of $3.6 million. Vector alleges, in part, that it has the license and distribution rights to our cosmetic products pursuant to an exclusive license and purchase agreement with SMLX which it alleges SMLX has breached. SMLX had earlier terminated this agreement on the basis of Vector's failure to perform under such agreement. We deny these allegations and have asserted claims for damages against Vector.

            Other legal proceedings and claims brought against us have included a complaint filed by the U.S. government during 2000 concerning a former product of SMLX, the Simplex Rapid HIV Test Kit, and whether the Kit was manufactured in accordance with good manufacturing practices and received FDA approval and clearances. SMLX, in cooperation with the government, agreed to enter a guilty plea to a FDA violation in the sale of the Kits. SMLX was sentenced on April 30, 2001 to a fine of $150,000 and restitution of $197,500. SMLX paid an initial down payment of $20,000 during March 2001 and two subsequent payments of $10,000 each. Thereafter, with the permission of the court, SMLX suspended further payments until such time as it could obtain additional financing.



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         In the future, such claims, even if not meritorious, could require the expenditure of significant financial and managerial resources, which could harm our business.

We Are Dependent on Existing Management

            Our success is substantially dependent on the efforts and abilities of the President and Chairman of the Board of SMLX, Kenneth H. Robertson, Gerald
M. Wochna, Vice President of SMLX, and John K. Burke, President of ARETHREE. Decisions concerning our business and our management are and will continue to be made or significantly influenced by these individuals. The loss or interruption of their continued services would have a materially adverse effect on our business operations and prospects